Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports 46 Percent Increase in Operating Cash Flow and Record Free Cash Flow Generation in Third-Quarter 2021

OKLAHOMA CITY – Nov. 2, 2021 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the third-quarter 2021. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Fixed-plus-variable dividend increased by 71 percent to $0.84 per share

•	Board authorizes a $1 billion share buyback, representing 4 percent of the company’s market capitalization

•	Delaware Basin drove third-quarter results that were favorable to guidance on production and costs

•	Operating cash flow increased 46 percent from the prior quarter to $1.6 billion

•	Disciplined capital allocation limited reinvestment rates to 30 percent of cash flow

•	Free cash flow generation accelerated to $1.1 billion, an 8-fold increase from the fourth quarter of 2020

•	Balance sheet strengthened with cash balances increasing by $782 million to a total of $2.3 billion

CEO PERSPECTIVE

“The power of Devon’s asset portfolio and disciplined cash-return strategy was evidenced by another quarter of operational and financial outperformance,” said Rick Muncrief, president and CEO. “The team’s outstanding execution, coupled with an improved cost structure, has allowed us to fully capture the benefits of rising commodity prices and deliver robust growth in free cash flow.”

“With this free cash flow, we are delivering on our commitment to accelerate the return of cash to shareholders with a 71 percent increase in the dividend and we have continued to strengthen our investment-grade balance sheet.”

“As a result of our improving financial outlook, I am excited to announce the next step in our cash-return strategy with the authorization of a $1 billion share-repurchase program,” Muncrief added. “While our market-leading dividend will remain the top priority for free cash flow, this program provides us with another avenue to opportunistically return value to shareholders and enhance per-share results.”

“Looking ahead to the remainder of this year and into 2022, we will continue to prioritize free cash flow over volume growth,” Muncrief commented. “With our operations successfully scaled to generate strong cash flow growth, we have no intention of pursuing production growth until it is clear that market fundamentals have sustainably recovered, and worldwide spare oil capacity is effectively absorbed.”

FINANCIAL SUMMARY

Devon reported net earnings of $838 million, or $1.24 per diluted share, in the third quarter of 2021. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $733 million, or $1.08 per diluted share.

Operating cash flow totaled $1.6 billion in the third quarter, a 46 percent increase from the prior quarter. With capital reinvestment rates limited to 30 percent of cash flow, the company generated $1.1 billion of free cash flow in the quarter. This represents an 8-fold increase in free cash flow compared to the fourth quarter of 2020 and is the highest quarterly amount in Devon’s 50-year history.

Based on the third-quarter financial performance, Devon’s board declared a fixed-plus-variable dividend of $0.84 per share. This payout represents a 71 percent increase compared to the payout declared from the previous quarter. The dividend is payable on Dec. 30, 2021 to shareholders of record at the close of business on Dec. 10, 2021.

The company also continued to strengthen its investment-grade financial position, with cash balances increasing by $782 million in the quarter to a total of $2.3 billion. The company intends to further improve its financial strength by retiring and calling low-premium debt of approximately $1.0 billion in 2022 and 2023.

With the company’s improving financial outlook, in a separate release issued today, Devon announced the next step in its cash-return strategy with the authorization of a $1.0 billion share-repurchase program. This program is authorized through year-end 2022 and is equivalent to 4 percent of the company’s market capitalization.

OPERATING RESULTS

Devon’s total production averaged 608,000 oil-equivalent barrels (Boe) per day in the third quarter, exceeding guidance by 5 percent. This outperformance was driven by strong well productivity in the Delaware Basin and better-than-expected base production performance across the portfolio.

Upstream capital spending was in line with guidance at $442 million in the quarter. Devon exited the quarter running 16 operated drilling rigs and five completion crews, with approximately 80 percent of this activity allocated to the Delaware Basin.

Production expense for Devon totaled $9.91 per unit, a 1 percent decrease from the prior quarter. The improved cost structure was driven by operational efficiency gains and the benefits of scalable production growth in the Delaware Basin. The per-unit cost savings achieved in the field were partially offset by higher production taxes due to rising commodity prices.

The company’s corporate cost structure, which consists of general and administrative expenses and financing costs, improved by 25 percent year-over-year, on a pro forma basis. This positive result was driven by the capture of merger-related synergies that are on track to achieve $600 million in annual cash flow improvements.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production averaged 409,000 Boe per day, with oil reaching 52 percent of the product mix. This production result represents a 39 percent increase year over year, on a pro forma basis. The high-margin growth in the quarter was driven by 52 new wells that commenced first production across Devon’s 400,000 net acres in New Mexico and Texas. The completed well costs for this Wolfcamp-oriented development activity continued to be extremely low at $554 per lateral foot.

The top operating highlight from the quarter was the Boundary Raider project in Lea County, New Mexico. This development was a follow-up to the company’s original Bone Spring project in the area during 2018 that achieved record-setting well productivity rates in the basin. This edition of Boundary Raider developed the Upper Wolfcamp and delivered prolific initial 30-day production rates as high as 7,300 Boe per day.

Another noteworthy result in the quarter was the Thistle Cobra project. This 3-mile lateral Wolfcamp development exceeded pre-drill expectations by approximately 10 percent, with average 30-day rates reaching up to 6,300 Boe per day. This successful project also de-risked additional high-return Wolfcamp inventory in the area.

Anadarko Basin: Production averaged 75,000 Boe per day, with gas and NGLs representing over 80 percent of the total volume. During the quarter, Devon operated two drilling rigs in the basin supported by a $100 million drilling carry with Dow. The initial wells from this carry-enhanced activity were brought online in the third quarter. The four-well Miller-Miller project, targeting the Woodford formation, averaged 30-day production rates of 2,700 Boe per day. Completed well costs for this activity averaged $8 million per well.

The company is on track to drill up to 30 wells with Dow in 2021. With the recent rise in commodity prices, Devon and Dow are evaluating additional activity in 2022.

Williston Basin: Production averaged 58,000 Boe per day, with oil accounting for 67 percent. The company’s operational focus in the quarter was optimizing base production and harvesting free cash flow. For the full-year 2021, the company plans to bring online up to 20 new wells and generate more than $700 million of free cash flow from this high-margin asset.

Eagle Ford: Production increased by 15 percent from the prior quarter to an average of 42,000 Boe per day. This growth was driven by 19 new development wells brought online in the quarter. Completed well costs for this activity were approximately $6 million per well and the average 30-day rates from this high-return program were 2,300 Boe per day. Devon and its partner plan to sustain production by running a two-rig drilling program for the remainder of the year.

Powder River Basin: Production averaged 20,000 Boe per day, of which 70 percent was oil. During the quarter, Devon brought online two new wells in Converse County that delivered average 30-day rates of 1,300 Boe per day (93 percent oil). The completed well cost for this activity targeting the Parkman formation averaged $5 million per well. The company has 300,000 net acres in the oil fairway of this emerging resource opportunity that is prospective for multiple benches.

OUTLOOK

Devon remains committed to a maintenance capital program and is firmly on track to meet the strategic objectives that underpin its operating plan in 2021. With efficiencies compressing cycle times and pulling forward activity, Devon now expects its production and capital spending to be at the high end of its 2021 guidance range. Detailed forward-looking guidance for the upcoming fourth quarter is available on the company’s website at www.devonenergy.com.

In 2022, due to market fundamentals, Devon will continue to prioritize free cash flow generation over the pursuit of volume growth. With this disciplined approach, the company’s preliminary plan is to maintain production in the range of 570,000 to 600,000 Boe per day, with an upstream capital investment of $1.9 billion to $2.2 billion.

ENVIRONMENTAL PERFORMANCE TARGETS

Devon recently established new environmental performance targets focused on reducing the carbon intensity of its operations. Highlights from these targets include reducing GHG emissions 50 percent by 2030, achieving net zero emissions by 2050 and initiatives to constructively engage with upstream and downstream stakeholders to improve performance. For more information, please refer to the Sustainability portion of Devon’s website at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, Nov. 3, 2021, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the SEC.

FORWARD LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; risks related to the recent merger with WPX, including the risk that we may not realize the anticipated benefits of the merger or successfully integrate the two legacy businesses; and any of the other risks and uncertainties discussed in Devon’s 2020 Annual Report on Form 10-K (the “2020 Form 10-K”) or other SEC filings. The forward-looking statements included in this communication speak only as of the date of this communication, represent current reasonable management’s expectations as of the date of this communication and are subject to the risks and uncertainties identified above as well as those described in the 2020 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2020 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.